UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person
   Marks, Evan M.
   c/o THCG, Inc.
   512 Seventh Avenue
   New York, New York  10018

2. Issuer Name and Ticker or Trading Symbol
   THCG, Inc. ("THCG")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/00

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director  ( ) 10% Owner  (X) Officer (give title  below)
   ( ) Other  (specify below)

   President and Chief Operating Officer

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
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
                             |      |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |   150,000 (1)     |  D   |                           |
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Common Stock                 |      |    |                  |   |           |   52,000 (2)      |  I   |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4 and|Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  5)       |   |Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           |   |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |    A      | D |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
-----------------------------------------------------------------------------------------------------------------------------------|
Non-Employee Director   |$3.625  |11/02/| A |  5,000    |   |11/02/|11/02/|Common    |5,000  |$3.625 |           | D |             |
Stock Option (Right to  |        |99    |   |           |   |00    |04    |Stock     |       |       |           |   |             |
Buy)                    |        |      |   |           |   |      |      |          |       |       |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Right to  |$12.50  |2/01/ | A |  48,750   |   | 3    |2/01/ |Common    |48,750 |$12.50 |           | D |             |
Buy)                    |        |00    |   |           |   |      |05    |Stock     |       |       |           |   |             |
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Stock Option (Right to  |$15.00  |2/01/ | A |  48,750   |   | 3    |2/01/ |Common    |48,750 |$15.00 |           | D |             |
Buy)                    |        |00    |   |           |   |      |05    |Stock     |       |       |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Right to  |$17.50  |2/01/ | A |  48,750   |   | 3    |2/01/ |Common    |48,750 |$17.50 |           | D |             |
Buy)                    |        |00    |   |           |   |      |05    |Stock     |       |       |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Right to  |$20.00  |2/01/ | A |  48,750   |   | 3    |2/01/ |Common    |48,750 |$20.00 |           | D |             |
Buy)                    |        |00    |   |           |   |      |05    |Stock     |       |       |           |   |             |
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Stock Option (Right to  |$4.125  |8/09/ | A |  500,000  |   | 4    |8/09/ |Common    |500,000|$4.125 |  700,000  | D |             |
Buy)                    |        |00    |   |           |   |      |10    |Stock     |       |       |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|


Explanation of Responses:

(1)  100,000 of these shares were formerly owned indirectly.
(2) These shares are held in trusts for the benefit of the reporting person's children.
(3) The options vest in twenty eight quarterly installments commencing on the grant date, or February 1, 2000.
(4) The options vest in twelve equal quarterly installments commencing on November 9, 2000.


                                 /s/ Evan Marks                   March 31, 2001
                                 -------------------------------  --------------
                                 **Signature of Reporting Person       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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